UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2007 (April 30, 2007)

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Saflink” refer to Saflink Corporation, a Delaware corporation.

Item 3.02	Unregistered Sales of Equity Securities.

As previously disclosed, we issued and sold $8.0 million aggregate principal amount of our 8% convertible debentures in an exempt private offering, which was completed on June 12, 2006. On April 16, 2007, holders of approximately $1.6 million in outstanding convertible debenture principal assigned their debentures to FLO Corporation, our wholly-owned subsidiary, in exchange for promissory notes issued by FLO Corporation. In connection with these assignments, FLO Corporation has agreed to postpone all redemption and interest payments related to these debentures. The debentures are subject to a mandatory monthly redemption at the rate of 1/12 of the original principal amount plus accrued but unpaid interest on the debentures, which commenced on December 1, 2006. Pursuant to the terms of the debentures, we have issued shares of our common stock as follows:

We have elected to pay the monthly redemption amount due on June 1, 2007, in shares of our common stock. Pursuant to the terms of the debentures, we are required to give the debenture holders 20 trading days’ advance notice of our election to pay the monthly redemption amount in shares of common stock.

At the time we provide notice of our election to pay the monthly redemption amount in shares of our common stock, we are obligated to issue a number of shares of our common stock to the debenture holders to be applied against the monthly redemption amount. The number of shares we are obligated to issue is equal to the quotient of the monthly redemption amount divided by the current conversion price of the debentures. Accordingly, on May 3, 2007, we issued a total of 972,248 shares of our common stock to the debenture holders to be applied against the total monthly redemption amount due in June 2007. If 85% of the average of the ten lowest daily volume weighted average prices of a share of our common stock during the calendar month ending on the day immediately prior to the payment date is less than $0.45 per share, we will be required to issue additional shares of our common stock based on this lower price per share to make the monthly redemption payment in full.

On May 1, 2007, we issued 7,377,156 shares of our common stock to the debenture holders, which when added to the 972,248 shares of our common stock issued on April 2, 2007 to holders that did not assign their debentures to FLO Corporation, represents an aggregate of 8,349,404 shares of our common stock issued in payment of the $437,508 May 2007 monthly redemption amount. In addition, on May 1, 2007, we issued 388,906 shares of our common stock to the debenture holders in payment of the $20,417 interest amount due on the debentures.

The shares of common stock were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 30, 2007, Steven D. Rishel was terminated as General Manager of our Core Technologies Group. Mr. Rishel joined Saflink in 2003 to run our support, fulfillment and IT operations. Since our corporate restructuring and narrowed product focus began in October 2006, Mr. Rishel has been instrumental in supporting the transfer of several product lines and their operations functions to new owners. However, consistent with our objective to reduce our monthly cash usage, we have elected to terminate Mr. Rishel’s employment and to engage him on a consulting basis to use his operations expertise on an as-needed basis.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated: May 4, 2007	By:	/s/ Jeffrey T. Dick
	Name:	Jeffrey T. Dick
	Title:	Chief Financial Officer

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